Exhibit 99.1

   Cox Technologies, Inc. Reports Fiscal 2003 Financial Results


    BELMONT, N.C.--(BUSINESS WIRE)--Aug. 5, 2003--Cox Technologies, Inc. (COXT.OB) reported a net income of $110,448 or less than $.01 per share on revenues of $8,773,852 for the fiscal year ended April 30, 2003, as compared to a net loss of $5,163,046 or $.20 per share on revenues of $8,627,103 for the fiscal year ended April 30, 2002. During the fourth quarter of fiscal 2002, the Company recognized an impairment loss of $2,696,000 related to goodwill associated with the acquisition of Vitsab, AB and another impairment loss of $842,000 related to a piece of high-speed Vitsab(R) production equipment. Without these one-time adjustments, the net loss for fiscal 2002 would have been $1,625,000 or $.06 per share.
    Kurt C. Reid, Co-Chief Executive Officer stated, "revenues from sales increased by approximately 2% or $146,749 over fiscal 2002. As a whole, both unit sales and selling prices remained relatively flat in fiscal 2003. While holding the line on sales, the Company has been able to reduce its cost of sales through reductions in labor costs and related fringe benefits, lower raw material costs and lower cost of units purchased from an offshore manufacturer."
    Mr. Reid noted that, "the Company is benefiting from the efforts of management and employees to reduce costs and expenses in all aspects of the business. These efforts have translated into positive cash flow provided by operating activities of $590,381 in fiscal 2003 as compared to negative cash flow used in operating activities of ($356,522) for fiscal 2002. Also, the Company was able to reduce its indebtedness by a net amount of $999,120 during 2003." Mr. Reid further stated, "our bank debt is now being amortized in monthly installments through July 2006 which will add to our ability to plan for the future."

    Cox Technologies is engaged in the business of producing and distributing transit temperature recording instruments, both domestically and internationally. These graphic transit recorders are marketed under the trade name Cox Recorders and produce a record that is documentary proof of temperature conditions. The Company also produces and markets Vitsab(R) "smart label" technology.

    Statements contained in this document, which are not historical in nature, are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks and uncertainties that may cause future results to differ materially from those set forth in such forward-looking statements. Cox Technologies undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof. Such risks and uncertainties with respect to Cox Technologies include, but are not limited to, its ability to successfully implement internal performance goals, performance issues with suppliers, regulatory issues, competition, the effect of weather on customers, exposure to environmental issues and liabilities, variations in material costs and general and specific economic conditions. From time to time, Cox Technologies may include forward-looking statements in oral statements or other written documents.


                        SELECTED FINANCIAL DATA

                                                      Twelve Months
                                               -----------------------
Periods Ended April 30,                              2003        2002
----------------------------------------------------------------------
Income Statement Items:
----------------------------------------------
Sales revenues                                 $8,773,852  $8,627,103
                                              ------------------------

Cost of sales                                   4,917,048   5,436,181
General and administrative                      2,045,839   2,540,680
Selling                                         1,057,109   1,260,652
Depreciation, depletion and amortization          340,300     678,962
Loss on impairment                                      -   3,537,597
                                              ------------------------
                                                8,360,296  13,454,072
                                              ------------------------
Income (loss) from operations                     413,556  (4,826,969)
Other income (expense)                            151,150     189,185
Interest expense                                 (454,258)   (525,262)
                                              ------------------------
Income (loss) before income taxes                 110,448  (5,163,046)
Provision for income taxes                              -           -
                                              ------------------------
Net income (loss)                                $110,448 ($5,163,046)
                                              ========================

Weighted average common shares outstanding     27,907,224  25,360,071
Basic and diluted net income (loss) per share       ($.00)      ($.20)
                                              ========================

Balance Sheet Items:
----------------------------------------------
Assets:
Current assets                                 $2,811,230  $2,753,151
Property and equipment, net                       505,688   1,064,628
Patents                                           114,845     148,796
Other                                              80,438     105,816
                                              ------------------------
                                               $3,512,201  $4,072,391
                                              ========================

Liabilities and Stockholder's Equity:
Current liabilities                              $822,726  $3,144,001
Long-term debt                                  4,189,893   3,233,913
                                              ------------------------
                                                5,012,619   6,377,914
Stockholder's equity                           (1,500,418) (2,305,523)
                                              ------------------------
                                               $3,512,201  $4,072,391
                                              ========================

Cash Flow Items:
----------------------------------------------
Net income (loss)                                $110,448 ($5,163,046)
Add - Non cash items                              512,778   4,171,281
Change in assets and liabilities                 ( 32,845)    635,243
                                              ------------------------
Net cash provided by (used in) operating
 activities                                       590,381    (356,522)
Net cash provided by investing activities          70,189       3,041
Net cash provided by (used in) financing
 activities                                     ( 340,040)    485,490
Effect of exchange rate changes on cash            35,577      40,413
                                              ------------------------
Net increase in cash and cash equivalents        $356,107    $172,422
                                              ========================


    CONTACT: Cox Technologies, Inc.
             Kurt C. Reid, 704-825-8146